                                                              News Release

        FOR IMMEDIATE RELEASE
                                                                                                           Contact:
Linda McNeill,
Investor Relations
(713) 267-7622

BRISTOW GROUP ANNOUNCES APPOINTMENT OF ACTING

CHIEF FINANCIAL OFFICER

HOUSTON, April 14, 2009 – Bristow Group Inc. (NYSE: BRS), a leading provider of helicopter services to the offshore energy industry, today announced that Elizabeth R. Brumley has been appointed Acting Chief Financial Officer following the departure of Perry L. Elders, Executive Vice President and Chief Financial Officer, effective April 30, 2009.  Mr. Elders will be pursuing other business opportunities.

Ms. Brumley joined the company in November 2005 and is currently Vice President and Chief Accounting Officer.  She has over 20 years experience in finance and is a C.PA.  Before joining Bristow, Ms. Brumley was the Vice President and Controller of Noble Drilling Services, Inc.  Earlier, she served in a number of management roles at MAXXAM Inc. where she ultimately became Vice President and Controller in December 2003.

William E. Chiles, President and Chief Executive Officer of Bristow Group, stated, “The Company is grateful for Perry’s contributions to the strategic decisions and success of Bristow for the past three and a half years and his role in creating a world class financial organization during the transition period we went through several years ago.  He has made tremendous contributions to the growth of the Company as an integral part of the senior management team.  We wish him well in his future endeavors. ”

ABOUT BRISTOW GROUP INC.
Bristow Group Inc. is the leading provider of helicopter services to the worldwide offshore energy industry based on the number of aircraft operated.  Through its subsidiaries, affiliates and joint ventures, the Company has major transportation operations in the U.S. Gulf of Mexico and the North Sea, and in most of the other major offshore oil and gas producing regions of the world, including Alaska, Australia, Mexico, Nigeria, Russia and Trinidad.  For more information, visit the Company’s website at www.bristowgroup.com.

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